EXHIBIT 4(f)

                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014


                PERIODIC VALUE DEATH BENEFIT SCHEDULE SUPPLEMENT


Annuity Number:  [001-00001]


Effective Date of the Rider:  [Issue Date of the Annuity]


Rider Death Benefit Target Date:


     [One Owner: [Later of the Annuity anniversary coinciding with or next following the current Owner's [80]th birthday or the [5]th Annuity anniversary following the Effective Date of the Rider]


     More than One Owner: [Later of the Annuity anniversary coinciding with or next following the older current Owner's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]


     The Owner is not a natural person: [Later of the Annuity anniversary coinciding with or next following the current Annuitant's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]


Frequency of each Periodic Anniversary:  [One day]


Charge for the Rider:  [Assessed daily at the annual rate of [0.50]%]


[Charge for the Rider that would apply if no other Options were elected:
[0.60]%]


Termination:  [Elective termination is not available.]